EXHIBIT 99.1
Citizens Community Bancorp, Inc. Reports Third Quarter 2025 Earnings of $0.37 Per Share; Redeems $15 Million of Subordinated Debt
EAU CLAIRE, WI, October 27, 2025 - Citizens Community Bancorp, Inc. (the “Company”) (Nasdaq: CZWI), the parent company of Citizens Community Federal N.A. (the “Bank” or “CCFBank”), today reported earnings of $3.7 million and earnings per diluted share of $0.37 for the third quarter ended September 30, 2025, compared to $3.3 million and earnings per diluted share of $0.33 for the second quarter ended June 30, 2025, and $3.3 million and $0.32 earnings per diluted share for the quarter ended September 30, 2024, respectively. For the nine months ended September 30, 2025, the Company reported earnings of $10.1 million and earnings per diluted share of $1.02 compared to the prior year period of $11.0 million and earnings per diluted share of $1.07.
The Company’s improved third quarter 2025 operating results reflected the following changes from the second quarter of 2025: (1) a decrease in net interest income of $0.1 million, due to a decrease of $0.7 million in the recognition of interest income from loan payoffs, partially offset by a $0.4 million increase from higher asset yields and lower deposit costs and one more day of interest income; (2) lower provision for credit losses of $0.65 million compared to a $1.35 million provision in the second quarter; (3) higher non-interest income of $0.2 million; and (4) higher non-interest expense of $0.3 million.
Book value per share improved to $18.95 at September 30, 2025, compared to $18.36 at June 30, 2025, and $17.88 at September 30, 2024. Tangible book value per share (non-GAAP)1 was $15.71 at September 30, 2025, compared to $15.15 at June 30, 2025, and a 7.3% increase from $14.64 at September 30, 2024, with dividends paid of 2.44% of the September 30, 2024 tangible book value. Since September 30, 2024, the Company has paid dividends to shareholders totaling $0.36 per share. For the third quarter of 2025, the increase in tangible book value was primarily due to the increase in net income in the quarter, along with the impact of lower unrealized losses on the available for sale investment portfolio. Stockholders’ equity as a percentage of total assets was 10.82% at September 30, 2025, compared to 10.57% at June 30, 2025. Tangible common equity (“TCE”) as a percent of tangible assets (non-GAAP)1 increased to 9.13% at September 30, 2025, compared to 8.89% at June 30, 2025.
“Earnings met expectations, and capital grew in the quarter strengthening our balance sheet for share buybacks and strategic opportunities. Our tangible capital ratio now exceeds 9.1% and tangible book value increased 3.7% from the linked quarter to $15.71 per share. There was continued expansion in the net interest margin and strong non-interest income was driven by mortgage and SBA gains on sale. Strong credit practices resulted in net loan recoveries of $51 thousand and a $7 million decrease in criticized assets, offset partially by a $3.4 million increase in substandard loans. The ACL, which increased from 1.59% to 1.68% from last quarter, provides 141% coverage of non-performing loans. Unemployment remains below national averages, but middle-income consumers and smaller businesses, who are facing the pressure of higher costs (real estate taxes, insurance) and slowing income growth, are exhibiting increasing stress,” stated Stephen Bianchi, Chairman, President, and Chief Executive Officer.

September 30, 2025, Highlights:
•Quarterly earnings were $3.7 million, or $0.37 per diluted share for the quarter ended September 30, 2025, an increase compared to earnings of $3.3 million, or $0.33 per diluted share for the quarter ended June 30, 2025, and an increase from $3.3 million, or $0.32 per diluted share for the quarter ended September 30, 2024.
•For the nine months ended September 30, 2025, earnings were $10.1 million or $1.02 per diluted share compared to $11.0 million or $1.07 per diluted share for the nine-month period ending September 30, 2024. The decline in earnings for the nine-month period primarily relates to provisions for credit losses for the most recent nine-month period versus negative provisions for credit losses during the nine-month period ending September 30, 2024, as economic variables used by our third-party provider in the calculation of the allowance for credit losses (“ACL”) have begun to normalize in the most recent periods.
•Net interest income decreased $0.1 million to $13.2 million for the current quarter ended September 30, 2025, from $13.3 million for the quarter ended June 30, 2025, and increased from $11.3 million for the quarter ended September 30, 2024. The decrease in net interest income from the second quarter of 2025 was primarily due to: (1) a net decrease of $0.5 million (11 bps) of interest income recognized on the payoffs of nonperforming loans to $0.2 million; (2) a decrease in purchase accretion of $0.3 million (7 bps) to $0.1 million as a result of loan payoffs; (3) the impact of one more day in the quarter on interest income, net of interest expense or $0.1 million, with these impacts removed from items 4 and 5 which follow: (4) higher interest income of $0.2 million (5 bps) on loans and investments due to loans repricing, the impact of new loan originations and mix of investments; (5) a decrease in deposit and borrowing costs of $0.2 million (4 bps); and (6) the impact of an increase in non-interest-bearing deposits (3bp).
•The net interest margin decreased 7 basis points (“bps”) to 3.20% for the quarter ended September 30, 2025, compared to the quarter ended June 30, 2025, and increased 57 bps from the quarter ended September 30, 2024. The basis for the changes in the net interest margin is noted above.
•The provision for credit losses was $0.65 million for the quarter ended September 30, 2025, compared to a provision for credit losses of $1.35 million, and a negative provision for credit losses of $0.4 million during the quarters ended June 30, 2025, and September 30, 2024, respectively. Factors affecting the September 30, 2025, provision for credit losses include: (1) the impact of changes in credit quality, i.e., changes in reserves on impaired loans, and the impact of delinquent loans at June 30, 2025, becoming current at September 30, 2025, of $0.9 million; partially offset by: (2) the net shrinkage in the loan portfolio of approximately $0.1 million; (3) $51 thousand of net recoveries; and (4) a decrease in off-balance sheet commitments from new construction originations of $0.1 million. The allowance for credit losses on loans was $22.2 million or 141% of total nonperforming loans of $15.8 million at September 30, 2025.
•Non-interest income increased by $0.2 million in the third quarter of 2025 to $3.0 million from $2.8 million the prior quarter and $0.1 million from the third quarter of 2024 of $2.9 million. The increase in the third quarter of 2025 from the second quarter was primarily due to higher gains on sale of loans, partially offset by a net loss on the sale of equity securities.
•Non-interest expense increased $0.3 million to $11.1 million from $10.8 million for the previous quarter and increased $0.7 million from $10.4 million for the third quarter of 2024. The increase in non-interest expense compared to the linked quarter was largely due to compensation items, including higher medical costs and modestly higher incentive costs. The $0.7 million increase from the third quarter of 2024 was largely due to higher compensation expense, which includes the annual merit increase impact, higher medical costs and incentive costs along with inflation factors impacting non-interest expense.
•The effective tax rate was 18.8% for the quarter ended September 30, 2025, compared to 19.2% for the quarter ended June 30, 2025, and 21.5% for the quarter ended September 30, 2024.

•Loans receivable decreased $22.6 million during the third quarter ended September 30, 2025, to $1.323 billion compared to the prior quarter end. The decrease was largely due to a reduction in loan originations from the second quarter.
•Nonperforming assets increased $3.7 million during the quarter to $16.7 million at September 30, 2025, compared to $13.0 million at June 30, 2025, largely due to a $9 million multifamily loan moving from special mention to substandard which was partially offset by a $5 million payoff of an agricultural loan relationship.
•Special mention loans decreased $10.3 million to $12.9 million at September 30, 2025, from $23.2 million at June 30, 2025. The decrease was largely due to a $9 million multi-family loan moving to substandard.
•Substandard loans increased $3.4 million largely due to the $9 million multi-family loan moving to substandard and nonaccrual, partially offset by the payoff of a $5 million agricultural loan that was substandard and nonaccrual.
•Total deposits increased $2.1 million during the quarter ended September 30, 2025, to $1.48 billion. This was largely due to growth in commercial deposits of $17.1 million, partially offset by the seasonal shrinkage in public deposits of $15.2 million, with historical growth expected in the fourth quarter.
•On September 1, 2025, the Company redeemed a 6% subordinated debt totaling $15 million.
•The efficiency ratio was 67% for the quarter ended September 30, 2025, compared to 66% for the quarter ended June 30, 2025.
•On July 24, 2025, the Board of Directors authorized a new 5% common stock buyback authorization, or 499 thousand shares. The Company repurchased approximately 136 thousand shares at an average all in price of $14.93 per share during the quarter ended September 30, 2025. There remain approximately 363 thousand shares under this authorization.
Balance Sheet and Asset Quality
Total assets decreased by $8.2 million during the quarter to $1.727 billion at September 30, 2025.
Cash and cash equivalents increased $15.0 million as interest-bearing cash increased due to loan principal repayments and deposit increases.
The on-balance sheet liquidity ratio, which is defined as the fair market value of AFS and HTM securities that are not pledged and cash on deposit with other financial institutions, was 13.4% of total assets at September 30, 2025, compared to 12.2% at June 30, 2025. On-balance sheet liquidity, collateralized new borrowing capacity, and uncommitted federal funds borrowing availability was $741 million, or 267%, of uninsured and uncollateralized deposits at September 30, 2025, and $730 million, or 277% at June 30, 2025.
Securities available for sale (“AFS”) increased $2.9 million during the quarter ended September 30, 2025, to $137.6 million from $134.8 million at June 30, 2025. The increase was due to the purchase of new corporate debt securities of $5 million, a decrease in the unrealized loss on AFS securities of $2.1 million partially offset by principal repayments of $32.8 million, and corporate debt security redemptions of $1.8 million.
Securities held to maturity (“HTM”) decreased $1.5 million to $81.5 million during the quarter ended September 30, 2025, from $83.0 million at June 30, 2025, due to principal repayments.
Loans receivable decreased $22.6 million during the third quarter ended September 30, 2025, to $1.323 billion compared to the prior quarter end, as loan payoffs and scheduled principal payments outpaced new loan originations.
The office loan portfolio consisting of seventy-one loans totaled $26 million at September 30, 2025, compared to seventy loans totaling $26 million at June 30, 2025. Criticized loans in the office loan portfolio for the quarter ended September 30, 2025, totaled $0.2 million, compared to $0.5 million at June 30, 2025, and there have been no charge-offs in the trailing twelve months.

The allowance for credit losses on loans increased by $0.8 million to $22.2 million at September 30, 2025, representing 1.68% of total loans receivable compared to 1.59% of total loans receivable at June 30, 2025.The provision for credit losses was $0.65 million for the quarter ended September 30, 2025, compared to a provision for credit losses of $1.35 million, and a negative provision for credit losses of $0.4 million during the quarters ended June 30, 2025, and September 30, 2024, respectively. Factors affecting the September 30, 2025 provision for credit losses include: (1) the impact of changes in credit quality, i.e., changes in reserves on impaired loans, and the impact of delinquent loans at June 30, 2025, being current at September 30, 2025, of $0.9 million; partially offset by: (2) the net of shrinkage in the loan portfolio of approximately $0.1 million; (3) $51 thousand of net recoveries; and (4) a decrease in off-balance sheet commitments from new construction originations of $0.1 million.

Allowance for Credit Losses (“ACL”) - Loans Percentage
(in thousands, except ratios)

	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Loans, end of period	$1,323,010	$1,345,620	$1,352,728	$1,368,981
Allowance for credit losses - Loans	$22,182	$21,347	$20,205	$20,549
ACL - Loans as a percentage of loans, end of period	1.68%	1.59%	1.49%	1.50%

In addition to the ACL - Loans, the Company has established an ACL - Unfunded Commitments of $0.493 million at September 30, 2025, $0.627 million at June 30, 2025, and $0.460 million at September 30, 2024, classified in other liabilities on the consolidated balance sheets.

Allowance for Credit Losses - Unfunded Commitments:
(in thousands)

	September 30, 2025 and Three Months Ended	September 30, 2024 and Three Months Ended	September 30, 2025 and Nine Months Ended	September 30, 2024 and Nine Months Ended
ACL - Unfunded commitments - beginning of period	$627	$712	$334	$1,250
Additions (reductions) to ACL - Unfunded commitments via provision for credit losses charged to operations	(134)	(252)	159	(790)
ACL - Unfunded commitments - end of period	$493	$460	$493	$460
Special mention loans decreased $10.3 million to $12.9 million at September 30, 2025, from $23.2 million in the previous quarter. The decrease was largely due to the transfer of one multi-family loan to substandard and nonperforming, which is experiencing slower leasing activity than expected.
Substandard loans increased $3.4 million to $21.3 million at September 30, 2025, compared to $17.9 million at June 30, 2025, largely due to the transfer from special mention of a multi-family loan totaling $9.0 million, partially offset by the payoff of one nonperforming loan relationship of $5 million.
Nonperforming assets increased by $3.7 million to $16.7 million at September 30, 2025, compared to $13.0 million at June 30, 2025. As described above, a $9 million multi-family loan that is experiencing slower leasing activity than expected was placed on nonaccrual in the third quarter, which was partially offset by the payoff of an agricultural nonperforming loan relationship of $5 million.

	(in thousands)
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Special mention loan balances	$12,920	$23,201	$14,990	$8,480	$11,047
Substandard loan balances	21,310	17,922	19,591	18,891	21,202
Criticized loans, end of period	$34,230	$41,123	$34,581	$27,371	$32,249

Deposit Portfolio Composition
(in thousands)

	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Consumer deposits	$855,226	$856,467	$861,746	$852,083	$844,808
Commercial deposits	423,662	406,608	423,654	412,355	406,095
Public deposits	175,689	190,933	211,261	190,460	176,844
Wholesale deposits	25,977	24,408	26,993	33,250	92,920
Total deposits	$1,480,554	$1,478,416	$1,523,654	$1,488,148	$1,520,667
At September 30, 2025, the deposit portfolio composition was 58% consumer, 28% commercial, 12% public, and 2% wholesale deposits compared to 58% consumer, 27% commercial, 13% public, and 2% wholesale deposits at June 30, 2025.

Deposit Composition By Type
(in thousands)

	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Non-interest-bearing demand deposits	$262,535	$260,248	$253,343	$252,656	$256,840
Interest-bearing demand deposits	360,475	366,481	386,302	355,750	346,971
Savings accounts	157,317	159,340	167,614	159,821	169,096
Money market accounts	354,290	357,518	370,741	369,534	366,067
Certificate accounts	345,937	334,829	345,654	350,387	381,693
Total deposits	$1,480,554	$1,478,416	$1,523,654	$1,488,148	$1,520,667
Uninsured and uncollateralized deposits were $277.7 million, or 19% of total deposits at September 30, 2025, and $263.2 million, or 18% of total deposits at June 30, 2025. Uninsured deposits alone at September 30, 2025, were $421.5 million, or 28% of total deposits and $419.6 million, or 28% of total deposits at June 30, 2025.
Federal Home Loan Bank advances remained at $0 at September 30, 2025, and at June 30, 2025, and decreased $5.0 million from December 31, 2024.
On August 29, 2025, the Company redeemed a 6% subordinated debt totaling $15 million.
The Company repurchased approximately 136 thousand shares at an average all in price of $14.93 per share. There remain approximately 363 thousand shares under the current buyback authorization plan. This share repurchase authorization does not oblige the Company to repurchase any shares of its common stock.

Review of Operations
Pre-Provision Net Revenue (PPNR)
(in thousands, except yields and rates)

	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Pre-tax income	$4,535	$4,047	$3,974	$3,358	$4,185
Add back provision for credit losses	650	1,350	—	—	—
Subtract negative provision for credit losses	—	—	(250)	(450)	(400)
Pre-Provision Net Revenue	$5,185	$5,397	$3,724	$2,908	$3,785
Pre-Provision Net Revenue (“PPNR”) is defined as net interest income plus total non-interest income minus total non-interest expense. This measure is a non-GAAP financial measure since it excludes the provision for (recovery of) credit losses included in net income.
Pre-provision net revenue includes net interest income recognized on the payoff of nonaccrual loans and loans with purchase credit discounts of $0.3 million and $1.1 million for the three-month periods ended September 30, 2025, and June 30, 2025, respectively.
Net interest income decreased $0.1 million to $13.2 million for the current quarter ended September 30, 2025, from $13.3 million for the quarter ended June 30, 2025, and increased from $11.3 million for the quarter ended September 30, 2024. The decrease in net interest income from the second quarter of 2025 was primarily due to: (1) a net decrease of $0.5 million (11 bps) of interest income recognized on the payoffs of nonperforming loans to $0.2 million; (2) a decrease in purchase accretion of $0.3 million (7 bps) to $0.1 million as a result of loan payoffs; (3) the impact of one more day in the quarter on interest income, net of interest expense or $0.1 million, with these impacts removed from items 4 and 5 which follow: (4) higher interest income of $0.2 million (5 bps) on loans and investments due to loans repricing, the impact of new loan originations and mix of investments; (5) a decrease in deposit and borrowing costs of $0.2 million (4 bps); and (6) the impact of an increase in non-interest-bearing deposits (3bp).

Net interest income and net interest margin analysis:
(in thousands, except yields and rates)

	Three months ended
	September 30, 2025		June 30, 2025		March 31, 2025		December 31, 2024		September 30, 2024
	Net Interest Income	Net Interest Margin	Net Interest Income	Net Interest Margin	Net Interest Income	Net Interest Margin	Net Interest Income	Net Interest Margin	Net Interest Income	Net Interest Margin
As reported	$13,214	3.20%	$13,311	3.27%	$11,594	2.85%	$11,708	2.79%	$11,285	2.63%
Less scheduled accretion for PCD loans	(17)	—%	(23)	(0.01)%	(36)	(0.01)%	(42)	(0.01)%	(45)	(0.01)%
Less paid loan accretion for PCD loans	(133)	(0.03)%	(416)	(0.10)%	—	—%	—	—%	—	—%
Less scheduled accretion interest	(30)	(0.01)%	(33)	(0.01)%	(33)	(0.01)%	(33)	(0.01)%	(33)	(0.01)%
Without loan purchase accretion	$13,034	3.16%	$12,839	3.15%	$11,525	2.83%	$11,633	2.77%	$11,207	2.61%
The table below shows the impact of certificate, loan and securities contractual fixed rate maturing and repricing.

Portfolio Contractual Repricing:
(in millions, except yields)

	Q4 2025	Q1 2026	Q2 2026	Q3 2026	Q4 2026	FY 2027
Maturing Certificate Accounts:
Contractual Balance	$95	$138	$63	$36	$10	$3
Contractual Interest Rate	3.90%	3.98%	3.97%	3.93%	3.85%	0.84%
Maturing or Repricing Loans:
Contractual Balance	$42	$40	$55	$117	$98	$233
Contractual Interest Rate	4.95%	4.59%	4.71%	3.70%	3.84%	4.64%
Maturing or Repricing Securities:
Contractual Balance	$7	$2	$7	$7	$3	$7
Contractual Interest Rate	4.45%	3.72%	3.57%	3.44%	3.27%	4.76%
Non-interest income increased by $0.2 million in the third quarter of 2025, to $3.0 million from $2.8 million the prior quarter and $0.1 million from the third quarter of 2024 of $2.9 million. The increase in the third quarter of 2025 was due to higher gains on sale of loans, partially offset by lower gains on sale of equity securities and lower loan fees due to lower nonaccrual loan payoffs.
Non-interest expense increased $0.3 million to $11.1 million from $10.8 million for the previous quarter and increased $0.7 million from $10.4 million the third quarter of 2024. The increase in non-interest expense compared to the linked quarter was largely due to compensation items, including higher medical costs and modestly higher incentive costs. The $0.7 million increase from the third quarter of 2024 was largely due to higher compensation expense, which includes the annual merit increase impact, higher medical costs, incentive costs, and inflation factors impacting non-interest expense.
Provision for income taxes was $0.9 million in the third quarter of 2025 compared to $0.8 million in the second quarter of 2025. The effective tax rate was 18.8% for the quarter ended September 30, 2025, 19.2% for the quarter ended June 30, 2025, and 21.5% for the quarter ended September 30, 2024.
Certain items previously reported may be reclassified for consistency with the current presentation. These financial results are preliminary until the Form 10-Q is filed in November 2025.
About the Company
Citizens Community Bancorp, Inc. (NASDAQ: “CZWI”) is the holding company of the Bank, a national bank based in Altoona, Wisconsin, currently serving customers primarily in Wisconsin and Minnesota through 21 branch locations. Its primary markets include the Chippewa Valley Region in Wisconsin, the Twin Cities and Mankato markets in Minnesota, and various rural communities around these areas. The Bank offers traditional community banking services to businesses, ag operators and consumers, including residential mortgage loans.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in this release are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified using forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “estimates,” “intend,” “may,” “on pace,” “preliminary,” “planned,” “potential,” “should,” “will,” “would” or the negative of those terms or other words of similar meaning.

Such forward-looking statements in this release are inherently subject to many uncertainties arising in the operations and business environment of the Company and the Bank. These uncertainties include: conditions in the financial markets and economic conditions generally; the impact of inflation on our business and our customers; geopolitical tensions, including current or anticipated impact of military conflicts; higher lending risks associated with our commercial and agricultural banking activities; future pandemics (including new variants of COVID-19); cybersecurity risks; adverse impacts on the regional banking industry and the business environment in which it operates; interest rate risk; lending risk; changes in the fair value or ratings downgrades of our securities; the sufficiency of allowance for credit losses; competitive pressures among depository and other financial institutions; disintermediation risk; our ability to maintain our reputation; our ability to maintain or increase our market share; our ability to realize the benefits of net deferred tax assets; our ability to obtain needed liquidity; our ability to raise capital needed to fund growth or meet regulatory requirements; our ability to attract and retain key personnel; our ability to keep pace with technological change; prevalence of fraud and other financial crimes; the possibility that our internal controls and procedures could fail or be circumvented; our ability to successfully execute our acquisition growth strategy; risks posed by acquisitions and other expansion opportunities, including difficulties and delays in integrating the acquired business operations or fully realizing the cost savings and other benefits; restrictions on our ability to pay dividends; the potential volatility of our stock price; accounting standards for credit losses; legislative or regulatory changes or actions, or significant litigation, adversely affecting the Company or Bank; public company reporting obligations; changes in federal or state tax laws; and changes in accounting principles, policies or guidelines and their impact on financial performance. Stockholders, potential investors, and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Such uncertainties and other risks that may affect the Company’s performance are discussed further in Part I, Item 1A, “Risk Factors,” in the Company’s Form 10-K, for the year ended December 31, 2024, filed with the Securities and Exchange Commission (“SEC”) on March 13, 2025, and the Company’s subsequent filings with the SEC. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this news release or to update them to reflect events or circumstances occurring after the date of this release.
1 Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, such as net income as adjusted, net income as adjusted per share, tangible book value, tangible book value per share, tangible common equity as a percent of tangible assets and return on average tangible common equity, which management believes may be helpful in understanding the Company’s results of operations or financial position and comparing results over different periods.

Net income as adjusted and net income as adjusted per share are non-GAAP measures that eliminate the impact of certain expenses such as branch closure costs and related severance pay, accelerated depreciation expense and lease termination fees, and the gain on sale of branch deposits and fixed assets. Tangible book value, tangible book value per share, tangible common equity as a percentage of tangible assets and return on average tangible common equity are non-GAAP measures that eliminate the impact of goodwill and intangible assets on our financial position. Management believes these measures are useful in assessing the strength of our financial position.

Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other banks and financial institutions.

Contact: Steve Bianchi, CEO
(715)-836-9994

(CZWI-ER)

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Balance Sheets
(in thousands, except share data)

	September 30, 2025 (unaudited)	June 30, 2025 (unaudited)	December 31, 2024 (audited)	September 30, 2024 (unaudited)
Assets
Cash and cash equivalents	$82,431	$67,454	$50,172	$36,632
Securities available for sale “AFS”	137,639	134,773	142,851	149,432
Securities held to maturity “HTM”	81,526	83,029	85,504	87,033
Equity investments	5,675	5,741	4,702	5,096
Other investments	12,370	12,379	12,500	12,311
Loans receivable	1,323,010	1,345,620	1,368,981	1,424,828
Allowance for credit losses	(22,182)	(21,347)	(20,549)	(21,000)
Loans receivable, net	1,300,828	1,324,273	1,348,432	1,403,828
Loans held for sale	5,346	6,063	1,329	697
Mortgage servicing rights, net	3,532	3,548	3,663	3,696
Office properties and equipment, net	16,244	16,357	17,075	17,365
Accrued interest receivable	6,159	6,123	5,653	6,235
Intangible assets	508	621	979	1,158
Goodwill	31,498	31,498	31,498	31,498
Foreclosed and repossessed assets, net	911	895	915	1,572
Bank owned life insurance (“BOLI”)	26,700	26,494	26,102	25,901
Other assets	15,620	15,916	17,144	16,683
TOTAL ASSETS	$1,726,987	$1,735,164	$1,748,519	$1,799,137
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$1,480,554	$1,478,416	$1,488,148	$1,520,667
Federal Home Loan Bank (“FHLB”) advances	—	—	5,000	21,000
Other borrowings	46,762	61,722	61,606	61,548
Other liabilities	12,856	11,564	14,681	15,773
Total liabilities	1,540,172	1,551,702	1,569,435	1,618,988
Stockholders’ Equity:
Common stock— $0.01 par value, authorized 30,000,000; 9,856,745, 9,991,997, 9,981,996, and 10,074,136 shares issued and outstanding, respectively	99	100	100	101
Additional paid-in capital	113,030	114,537	114,564	115,455
Retained earnings	86,913	83,709	80,840	78,438
Accumulated other comprehensive loss	(13,227)	(14,884)	(16,420)	(13,845)
Total stockholders’ equity	186,815	183,462	179,084	180,149
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,726,987	$1,735,164	$1,748,519	$1,799,137

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2025 (unaudited)	June 30, 2025 (unaudited)	September 30, 2024 (unaudited)	September 30, 2025 (unaudited)	September 30, 2024 (unaudited)
Interest and dividend income:
Interest and fees on loans	$19,759	$20,105	$20,115	$58,466	$60,204
Interest on investments	2,495	2,397	2,397	7,393	7,450
Total interest and dividend income	22,254	22,502	22,512	65,859	67,654
Interest expense:
Interest on deposits	8,220	8,287	10,165	25,104	28,712
Interest on FHLB borrowed funds	1	1	128	13	1,216
Interest on other borrowed funds	819	903	934	2,623	2,960
Total interest expense	9,040	9,191	11,227	27,740	32,888
Net interest income before provision for credit losses	13,214	13,311	11,285	38,119	34,766
Provision for credit losses	650	1,350	(400)	1,750	(2,725)
Net interest income after provision for credit losses	12,564	11,961	11,685	36,369	37,491
Non-interest income:
Service charges on deposit accounts	449	432	513	1,304	1,474
Interchange income	565	564	577	1,647	1,697
Loan servicing income	649	565	643	1,773	1,751
Gain on sale of loans	992	699	752	2,411	1,998
Loan fees and service charges	173	237	165	530	704
Net gains (losses) on equity securities	(66)	99	(78)	43	(569)
Bank Owned Life Insurance (BOLI) death benefit	—	—	—	—	184
Other	260	240	349	743	859
Total non-interest income	3,022	2,836	2,921	8,451	8,098
Non-interest expense:
Compensation and related benefits	6,341	6,008	5,743	17,946	16,901
Occupancy	1,266	1,196	1,242	3,749	3,942
Data processing	1,811	1,753	1,665	5,283	4,787
Amortization of intangible assets	113	179	178	471	536
Mortgage servicing rights expense, net	161	148	163	449	427
Advertising, marketing and public relations	201	194	225	562	575
FDIC premium assessment	195	191	201	584	606
Professional services	359	432	336	1,299	1,249
Losses (gains) on repossessed assets, net	(4)	—	65	—	47
Other	608	649	603	1,921	2,427
Total non-interest expense	11,051	10,750	10,421	32,264	31,497
Income before provision for income taxes	4,535	4,047	4,185	12,556	14,092
Provision for income taxes	853	777	899	2,407	3,043
Net income attributable to common stockholders	$3,682	$3,270	$3,286	$10,149	$11,049
Per share information:
Basic earnings	$0.37	$0.33	$0.32	$1.02	$1.07
Diluted earnings	$0.37	$0.33	$0.32	$1.02	$1.07
Cash dividends paid	$—	$—	$—	$0.36	$0.32
Book value per share at end of period	$18.95	$18.36	$17.88	$18.95	$17.88
Tangible book value per share at end of period (non-GAAP)	$15.71	$15.15	$14.64	$15.71	$14.64

Loan Composition
(in thousands)

	September 30, 2025	June 30, 2025	December 31, 2024	September 30, 2024
Total Loans:
Commercial/Agricultural real estate:
Commercial real estate	$683,931	$693,382	$709,018	$730,459
Agricultural real estate	64,096	69,237	73,130	76,043
Multi-family real estate	237,191	238,953	220,805	239,191
Construction and land development	74,789	70,477	78,489	87,875
C&I/Agricultural operating:
Commercial and industrial	101,700	109,202	115,657	119,619
Agricultural operating	30,085	31,876	31,000	27,550
Residential mortgage:
Residential mortgage	125,198	125,818	132,341	134,944
Purchased HELOC loans	1,979	2,368	2,956	2,932
Consumer installment:
Originated indirect paper	2,567	2,959	3,970	4,405
Other consumer	4,155	4,275	5,012	5,438
Gross loans	$1,325,691	$1,348,547	$1,372,378	$1,428,456
Unearned net deferred fees and costs and loans in process	(2,563)	(2,629)	(2,547)	(2,703)
Unamortized discount on acquired loans	(118)	(298)	(850)	(925)
Total loans receivable	$1,323,010	$1,345,620	$1,368,981	$1,424,828

Nonperforming Assets
Loan Balances at Amortized Cost
(in thousands, except ratios)

	September 30, 2025	June 30, 2025	December 31, 2024	September 30, 2024
Nonperforming assets:
Nonaccrual loans
Commercial real estate	$4,592	$5,013	$4,594	$4,778
Agricultural real estate	220	5,447	6,222	6,193
Multi-family real estate	8,970	—	—	—
Construction and land development	—	—	103	106
Commercial and industrial (“C&I”)	1,312	600	597	1,956
Agricultural operating	—	—	793	901
Residential mortgage	520	549	858	1,088
Consumer installment	—	—	1	20
Total nonaccrual loans	$15,614	$11,609	$13,168	$15,042
Accruing loans past due 90 days or more	137	521	186	530
Total nonperforming loans (“NPLs”) at amortized cost	15,751	12,130	13,354	15,572
Foreclosed and repossessed assets, net	911	895	915	1,572
Total nonperforming assets (“NPAs”)	$16,662	$13,025	$14,269	$17,144
Loans, end of period	$1,323,010	$1,345,620	$1,368,981	$1,424,828
Total assets, end of period	$1,726,987	$1,735,164	$1,748,519	$1,799,137
Ratios:
NPLs to total loans	1.19%	0.90%	0.98%	1.09%
NPAs to total assets	0.96%	0.75%	0.82%	0.95%

Average Balances, Interest Yields and Rates
(in thousands, except yields and rates)

	Three Months Ended September 30, 2025			Three Months Ended June 30, 2025			Three Months Ended September 30, 2024
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Average interest earning assets:
Cash and cash equivalents	$62,395	$693	4.41%	$44,377	$493	4.46%	$25,187	$360	5.69%
Loans receivable	1,342,635	19,759	5.84%	1,353,332	20,105	5.96%	1,429,928	20,115	5.60%
Investment securities	220,213	1,738	3.13%	223,318	1,735	3.12%	236,960	1,966	3.30%
Other investments	12,373	64	2.05%	12,400	169	5.47%	12,553	71	2.25%
Total interest earning assets	$1,637,616	$22,254	5.39%	$1,633,427	$22,502	5.53%	$1,704,628	$22,512	5.25%
Average interest-bearing liabilities:
Savings accounts	$158,905	$306	0.76%	$160,849	$335	0.84%	$170,777	$450	1.05%
Demand deposits	376,145	2,061	2.17%	372,723	1,986	2.14%	357,201	2,152	2.40%
Money market accounts	358,956	2,512	2.78%	361,420	2,510	2.79%	381,369	3,126	3.26%
CD’s	339,566	3,341	3.90%	342,959	3,456	4.04%	379,722	4,437	4.65%
Total deposits	$1,233,572	$8,220	2.64%	$1,237,951	$8,287	2.69%	$1,289,069	$10,165	3.14%
FHLB advances and other borrowings	54,389	820	5.98%	61,781	904	5.87%	80,338	1,062	5.26%
Total interest-bearing liabilities	$1,287,961	$9,040	2.78%	$1,299,732	$9,191	2.84%	$1,369,407	$11,227	3.26%
Net interest income		$13,214			$13,311			$11,285
Interest rate spread			2.61%			2.69%			1.99%
Net interest margin			3.20%			3.27%			2.63%
Average interest earning assets to average interest-bearing liabilities			1.27			1.26			1.24

	Nine Months Ended September 30, 2025			Nine Months Ended September 30, 2024
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Average interest earning assets:
Cash and cash equivalents	$51,589	$1,710	4.43%	$19,073	$823	5.76%
Loans receivable	1,353,030	58,466	5.78%	1,441,972	60,204	5.58%
Investment securities	223,985	5,282	3.15%	240,054	6,038	3.36%
Other investments	12,423	401	4.32%	12,983	589	6.06%
Total interest earning assets	$1,641,027	$65,859	5.37%	$1,714,082	$67,654	5.27%
Average interest-bearing liabilities:
Savings accounts	$162,222	$1,048	0.86%	$173,946	$1,300	1.00%
Demand deposits	377,051	6,079	2.16%	355,356	6,192	2.33%
Money market accounts	361,944	7,557	2.79%	378,740	9,005	3.18%
CD’s	342,077	10,420	4.07%	364,131	12,215	4.48%
Total deposits	$1,243,294	$25,104	2.70%	$1,272,173	$28,712	3.01%
FHLB advances and other borrowings	60,231	2,636	5.85%	108,897	4,176	5.12%
Total interest-bearing liabilities	$1,303,525	$27,740	2.85%	$1,381,070	$32,888	3.18%
Net interest income		$38,119			$34,766
Interest rate spread			2.52%			2.09%
Net interest margin			3.11%			2.71%
Average interest earning assets to average interest bearing liabilities			1.26			1.24

Wholesale Deposits
(in thousands)

	Quarter Ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Brokered certificate accounts	$—	$—	$5,489	$14,123	$48,578
Brokered money market accounts	5,131	5,092	5,053	5,002	18,076
Third party originated reciprocal deposits	20,846	19,316	16,451	14,125	26,266
Total	$25,977	$24,408	$26,993	$33,250	$92,920

Key Financial Metric Ratios:

	Three Months Ended			Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Ratios based on net income:
Return on average assets (annualized)	0.84%	0.75%	0.72%	0.78%	0.81%
Return on average equity (annualized)	7.90%	7.23%	7.34%	7.48%	8.46%
Return on average tangible common equity[4] (annualized)	9.80%	9.18%	9.38%	9.43%	10.78%
Efficiency ratio	67%	66%	72%	68%	71%
Net interest margin with loan purchase accretion	3.20%	3.27%	2.63%	3.11%	2.71%
Net interest margin without loan purchase accretion	3.16%	3.15%	2.61%	3.05%	2.69%
Reconciliation of Return on Average Assets
(in thousands, except ratios)

	Three Months Ended			Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024

GAAP earnings after income taxes	$3,682	$3,270	$3,286	$10,149	$11,049
Average assets	$1,735,752	$1,745,897	$1,810,826	$1,746,423	$1,822,106
Return on average assets (annualized)	0.84%	0.75%	0.72%	0.78%	0.81%

Reconciliation of Return on Average Equity
(in thousands, except ratios)

	Three Months Ended			Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
GAAP earnings after income taxes	$3,682	$3,270	$3,286	$10,149	$11,049
Average equity	$184,822	$181,370	$178,050	$181,513	$174,436
Return on average equity (annualized)	7.90%	7.23%	7.34%	7.48%	8.46%

Reconciliation of Return on Average Tangible Common Equity (non-GAAP)
(in thousands, except ratios)

	Three Months Ended			Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Total stockholders’ equity	$186,815	$183,462	$180,149	$186,815	$180,149
Less: Goodwill	(31,498)	(31,498)	(31,498)	(31,498)	(31,498)
Less: Intangible assets	(508)	(621)	(1,158)	(508)	(1,158)
Tangible common equity (non-GAAP)	$154,809	$151,343	$147,493	$154,809	$147,493
Average tangible common equity (non-GAAP)	$152,759	$149,161	$145,305	$149,292	$141,512
GAAP earnings after income taxes	3,682	3,270	3,286	10,149	11,049
Amortization of intangible assets, net of tax	92	145	140	381	374
Tangible net income	$3,774	$3,415	$3,426	$10,530	$11,423
Return on average tangible common equity (annualized)	9.80%	9.18%	9.38%	9.43%	10.78%

Reconciliation of Efficiency Ratio
(in thousands, except ratios)

	Three Months Ended			Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Non-interest expense (GAAP)	$11,051	$10,750	$10,421	$32,264	$31,497
Less amortization of intangibles	(113)	(179)	(178)	(471)	(536)
Efficiency ratio numerator (GAAP)	$10,938	$10,571	$10,243	$31,793	$30,961

Non-interest income	$3,022	$2,836	$2,921	$8,451	$8,098
Add back net losses on debt and equity securities	(66)	—	(78)	—	(569)
Subtract net gains on debt and equity securities	—	99	—	43	—
Net interest income	13,214	13,311	11,285	38,119	34,766
Efficiency ratio denominator (GAAP)	$16,302	$16,048	$14,284	$46,527	$43,433
Efficiency ratio (GAAP)	67%	66%	72%	68%	71%

Reconciliation of tangible book value per share (non-GAAP)
(in thousands, except per share data)

Tangible book value per share at end of period	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Total stockholders’ equity	$186,815	$183,462	$180,051	$179,084	$180,149
Less: Goodwill	(31,498)	(31,498)	(31,498)	(31,498)	(31,498)
Less: Intangible assets	(508)	(621)	(800)	(979)	(1,158)
Tangible common equity (non-GAAP)	$154,809	$151,343	$147,753	$146,607	$147,493
Ending common shares outstanding	9,856,745	9,991,997	9,989,536	9,981,996	10,074,136
Book value per share	$18.95	$18.36	$18.02	$17.94	$17.88
Tangible book value per share (non-GAAP)	$15.71	$15.15	$14.79	$14.69	$14.64

Reconciliation of tangible common equity as a percent of tangible assets (non-GAAP)
(in thousands, except ratios)

Tangible common equity as a percent of tangible assets at end of period	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Total stockholders’ equity	$186,815	$183,462	$180,051	$179,084	$180,149
Less: Goodwill	(31,498)	(31,498)	(31,498)	$(31,498)	$(31,498)
Less: Intangible assets	(508)	(621)	(800)	$(979)	$(1,158)
Tangible common equity (non-GAAP)	$154,809	$151,343	$147,753	$146,607	$147,493
Total Assets	$1,726,987	$1,735,164	$1,779,963	$1,748,519	$1,799,137
Less: Goodwill	(31,498)	(31,498)	(31,498)	(31,498)	(31,498)
Less: Intangible assets	(508)	(621)	(800)	(979)	(1,158)
Tangible Assets (non-GAAP)	$1,694,981	$1,703,045	$1,747,665	$1,716,042	$1,766,481
Total stockholders’ equity to total assets ratio	10.82%	10.57%	10.12%	10.24%	10.01%
Tangible common equity as a percent of tangible assets (non-GAAP)	9.13%	8.89%	8.45%	8.54%	8.35%

1Net income as adjusted and net income as adjusted per share are non-GAAP financial measures that management believes enhance investors’ ability to understand the underlying business performance and trends related to core business activities. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table “Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)”.
2Return on average assets as adjusted is a non-GAAP measure that management believes enhance investors’ ability to understand the underlying business performance and trends relative to average assets. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table “Reconciliation of Return on Average Assets as Adjusted (non-GAAP)”.
3Return on average equity as adjusted is a non-GAAP measure that management believes enhance investors’ ability to understand the underlying business performance and trends relative to average equity. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table “Reconciliation of Return on Average Equity as Adjusted (non-GAAP)”.
4Tangible book value, tangible book value per share, tangible common equity as a percent of tangible assets and return on tangible common equity are non-GAAP measures that management believes enhance investors’ ability to understand the Company’s financial position. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table “Reconciliation of tangible book value per share (non-GAAP)”, “Reconciliation of tangible common equity as a percent of tangible assets (non-GAAP)”, and “Reconciliation of return on average tangible common equity)”.